Exhibit 99.1
July 08, 2015

Magnachip Semiconductor Corporation
60 South Market Street, Suite 750
San Jose, CA 95113
Attn: Douglas Norby, Chairman

Dear Doug,

As you know, funds managed by Pleasant Lake Partners (“PLP”) are one of the largest shareholders of Magnachip with a 9.95% stake in the Company (though as we’ve expressed to you, PLP likely would be a larger shareholder if not for the Company’s adoption of a poison pill).  We appreciate the conversations we’ve had with you in which we’ve shared our thoughts on the Company and its prospects.  As outside, public investors, our conversations with you necessarily must be largely a one-way street; however, we are pleased to hear you affirm that your role and duty as Chairman of the Board is to maximize shareholder value, in whichever manner that may occur.

We appreciate that you and the Board have been working diligently to get the Company through its restatement.  But now that the Company’s financials are current, we believe this Board needs to redouble its efforts and be proactive in unlocking and enhancing shareholder value.  At $7.18 per share, we do not believe that the market is valuing Magnachip anywhere close to its standalone intrinsic value.  Nor are we alone in this belief.  We have heard from many other large shareholders and the consistent message is that Magnachip is significantly undervalued.

We are including a presentation that summarizes our own research and views on the Company.  PLP invested in Magnachip because we believe that the Company has valuable assets and IP, which are, increasingly, becoming strategically important as analog fab capacity remains tight across the industry and as semiconductor consolidation reaches record levels.

In light of the above, as well as the Company’s significant underperformance since its IPO, we ask that the Board take all necessary steps to maximize shareholder value and that it do so now.  As large shareholders, as well as fiduciaries to our own investors, we are prepared to work with you constructively to help you deliver shareholder value for the benefit of all Magnachip shareholders.

Sincerely,

/s/ Jonathan Lennon
Managing Member
Pleasant Lake Partners LLC

PLEASANT LAKE PARTNERS
1

Executive Summary

- **We believe Magnachip ("MX") is a strategically attractive business with strong secular and cyclical dynamics**
  - Analog and foundry businesses have inherently high barriers to entry
  - There has been tight capacity, as well as a favorable pricing environment, in the analog chip market
  - Core end markets provide a solid foundation of demand while nascent end markets like Internet of Things ("IoT") and automobiles are driving a multi-year tailwind for MX's products, based on our diligence
  - Slowing of Moore's Law may make analog fabs increasingly attractive assets
- **In our view, MX is significantly undervalued relative to its normalized earnings power and asset value**
  - We believe the current stock price reflects negative sentiment, transitory business problems and accounting & geographic complexity, and is not indicative of its underlying asset value, let alone strategic value
  - We estimate standalone earnings power for MX is ~$125mm of EBITDA , ~$1.75 of EPS and ~$1.85 of FCF
  - However, standalone earnings power likely understates true value of MX's assets
  - Peer valuations and second-hand equipment costs imply a value for MX's fabs of **$23-37 / share**
  - MX's chip design business and IP could be separated and monetized for additional shareholder value

We ask that the Board take the necessary steps to achieve this potential and maximize shareholder value

PLEASANT LAKE PARTNERS 2

Background

- Through 2012, Magnachip demonstrated solid results [i]:

	2011	2012
Revenue	743.1	807.3
Gross profit	199.5	243.2
% margin	26.9%	30.1%
Capacity utilization	85%	91%
Adjusted EBITDA	108.3	124.3
% margin	14.6%	15.4%
Adjusted Net Income	32.2	64.5
Per share	$0.83	$1.72
Valuation		
Stock Px, on July 1, 2015		$7.40
P / E, on 2012 earnings		**4.3x**
TEV, on July 1, 2015		397
EV / EBITDA, on 2012 earnings		**3.2x**

- So what has happened since then....

Pleasant Lake Partners
3

Industry Results

- Since 2012, semiconductor industry performance (and valuation) has been improving, particularly for the foundry and analog sub-sectors:

Foundry Revenue ($bn) [ii]

$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
2011
2012
2013
2014
All Foundry (LHS)
Analog (RHS)
Discrete (RHS)

Global Analog Revenue and ASP Trends [iii]

50.0
48.0
46.0
44.0
42.0
40.0
38.0
36.0
Revenue, Analog, $bn
9%
6%
3%
0%
(3%)
(6%)
(9%)
(12%)
ASP, % chg yoy
2011
2012
2013
2014
2015
Revenue, Analog (LHS)
ASP, Analog (RHS)
ASP, All Semis, ex DRAM (RHS)

Semiconductor Index (SOX) [iv]

750
680.5394
650
600
550
500
450
400
350
150M
100M
57.976M
0
2012
2013
2014
2015

PLEASANT LAKE PARTNERS
4

Industry Results

- But the improvement in industry economics and valuation didn't translate to MX…why?

Magnachip EPS [v]

$2.00
$1.50
$1.00
$0.50
$0.00
($0.50)
($1.00)
($1.50)
2012
2014

Magnachip Stock [vi]

25
20
15
10
7.72
5
15M
10M
5M
0.429M
2012
2013
2014
2015

According to our research, there are three key reasons:

- Restatement impact (turmoil after executive departures, one-time costs, inventory putback)
- Misguided strategy
- Poor execution on customer acquisition

Our research indicates MX has **high quality analog fabs, processes and technology**. We believe the above issues are transitory and not reflective of the intrinsic or strategic **value of MX's assets**

PLEASANT LAKE PARTNERS 5

Valuation – Standalone Earnings Power

- We estimate that normalized standalone earnings power for MX is significant [vii]:

	2011	2012	2013	2014	Normalized
Revenue	743.1	807.3	734.2	698.2	800.0
Gross profit	199.5	243.2	155.1	152.9	260.0
% margin	26.9%	30.1%	21.1%	21.9%	32.5%
Capacity utilization	85%	91%	87%	78%	95%
Adjusted EBITDA	108.3	124.3	20.0	8.5	124.2
% margin	14.6%	15.4%	2.7%	1.2%	15.5%
Adjusted Net Income	32.2	64.5	(31.5)	(38.1)	60.8
Per share	$0.83	$1.72	($0.89)	($1.12)	$1.73

- Which, based on peer multiples, translates into a materially higher price for the standalone entity [viii]:

Valuation	
Peer P / E	16.1x
Price Target	**$27.84**
Peer EV / EBITDA	8.5x
Price Target	**$25.64**

- However, in our view, standalone earnings likely underestimates the total fair value of the company...

PLEASANT LAKE PARTNERS 6

Valuation – Asset Value

- Based on pure-play foundry comps, we estimate MX's fabs are worth **~$30 / share**
- Capex budgets for public foundries range from $10-13k per unit of capacity (8-in WSPM), which would translate to a **$23-37 stock price** for MX [ix]
- However, we believe valuing MX as a pure-play foundry (i.e., based only on capacity) understates its true value because it ignores the value of its IP portfolio, which MX utilizes to design its own chips

MX Value per Share based on Market Value of its Capacity

	Comp	TEV per WSPM, $000's [1]	MX capacity, 000's WSPM	Implied MX TEV	Net debt	Equity Val	Pension	Equity Val, Post Pnsn	MX Share Price		Up / (Down), % [2]	
									Per Share	Post Pnsn	Pre Pnsn	Post Pnsn
Analog	Dongbu	12.5	115	1,440	134	1,306	144	1,161	$36.30	$32.28	391%	336%
Analog	Hua Hong	8.0	115	920	134	786	144	642	$21.85	$17.84	195%	141%
Analog	TowerJazz	9.8	115	1,125	134	991	144	847	$27.55	$23.53	272%	218%
Analog	Vanguard	12.4	115	1,425	134	1,291	144	1,147	$35.89	$31.87	385%	331%
Hybrid	SMIC	20.3	115	2,341	134	2,207	144	2,063	$61.35	$57.33	729%	675%
Hybrid	UMC	10.1	115	1,161	134	1,028	144	883	$28.56	$24.55	286%	232%
Mostly Digital	TSMC	66.6	115	7,665	134	7,532	144	7,387	$209.35	$205.34	2729%	2675%
	Median, Analog	11.1							$31.72	$27.70	329%	274%
	Median, ex TSMC	11.2							$32.23	$28.21	335%	281%
	Average, ex TSMC	12.2							$35.25	$31.23	376%	322%
	MX, PF, pre pension	3.5	115	400	134	266	n/a	266	$7.40	n/a	0%	n/a
	MX, PF, post pension	4.7	115	544	134	411	144	266	n/a	$7.40	n/a	0%

[1] Based on 8" equivalent WSPM as of 12/31/14, and TEV as of 07/01/14
[2] Based on MX stock price of $7.40, as of 07/01/14

Pleasant Lake Partners 7

Valuation – China Impact

- We believe Chinese demand for semiconductor assets is both in its infancy and accelerating

- China accounts for 45% of global semiconductor demand, yet due to its lack of domestic infrastructure, the country must import 90% of these chips
- In order to grow its domestic semiconductor industry, China's national economic policy calls for the government to invest up to **CNY 1 trillion ($170bn)** over the next 5-10 years [x]

- This policy was kick-started in October 2014 with the announcement of a **$20bn** government-seeded investment vehicle (the China Integrated Circuit Industry Investment Fund, or "CICIIF") that will be used to acquire semiconductor assets [xi, xii]

- Even prior to the creation of the CICIIF, Chinese appetite for semiconductor assets has been healthy, with **$8bn of acquisitions** in the past two years alone [xiii]

Pleasant Lake Partners
8

Appendix

Recent Chinese Semiconductor Acquisitions [xiv]

Date	Company (Ticker)	Semi Sub-Sector	Acquirer	Equity Value (per share)
05/28/15	NXP's RF Power business (n/a)	RF	Jianguang Asset Management	$1.8bn (n/a)
03/12/15	Integrated Silicon (ISSI)	Specialty DRAM/SRAM	SummitView Capital, Hua Capital Management, eTown MemTek & Huaqing Jiye Investment Management	$0.7bn ($23.00/sh)
11/06/14	STATS ChipPac (STAT SP)	Packaging, assembly and test	JCET, SMIC & CICIIF	$0.8bn ($0.35/sh)
08/14/14	OmniVision (OVTI)	Image sensors	Hua Capital Management, CITIC Capital & CITIC Securities	$1.9bn ($29.75/sh)
03/10/14	Montage Tech (MONT)	Analog and mixed signal	PDSTI & China Electronics Corporation	$0.7bn ($22.60/sh)
11/07/13	RDA Microelectronics (RDA)	Wireless SoC and RF	Tsinghua Unigroup	$0.9bn ($3.08/sh)
06/20/13	Spreadtrum (SPRD)	Cellular SoC	Tsinghua Unigroup	$1.5bn ($10.33/sh)

PLEASANT LAKE PARTNERS 9

Endnotes

i. Magnachip 2013 10-K; Adjusted EBITDA and Net Income are non-GAAP numbers provided by the company; Capacity utilization is based on management commentary from Magnachip's 4Q11 and 4Q12 earnings calls; TEV based on Magnachip's stock price on July 1, 2015 and share count and net debt figures from the 1Q15 10-Q

ii. IHS data and PLP analysis

iii. Semiconductor Industry Association ("SIA") and PLP analysis; such information does not constitute a reliable independent basis for investment advice and does not represent SIA's opinion as to the value of any security or the advisability of investing in, purchasing or selling any security

iv. Bloomberg

v. Magnachip 2014 10-K and PLP analysis

vi. Bloomberg

vii. Magnachip 2013 and 2014 10-K and PLP analysis; such estimates are subject to change and does not constitute a reliable independent basis for investment advice

viii. Peer valuations based on Bloomberg estimates; P/E and EV/EBITDA multiples are based on blended peer multiples using Analog IDM and Foundry peers, based on Magnachip's two business segments, Standard Products Group and Semiconductor Manufacturing Services, respectively; Analog IDM peers used are: Fairchild Semiconductor International Inc., Atmel Corp., ON Semiconductor Corp, Maxim Integrated Products Inc., Microchip Technology Inc., Linear Technology Corp., Infineon Technologies AG, Analog Devices Inc., Texas Instruments Inc.; Foundry peers used are: Dongbu HiTek Co. Ltd., Tower Semiconductor Ltd., Vanguard International Semiconductor Corp., Hua Hong Semiconductor Ltd., Semiconductor Manufacturing International Corp., United Microelectronics Corp, Taiwan Semiconductor Manufacturing Company Ltd.

ix. Hua Hong Semiconductor IPO Prospectus, United Microelectronics 1Q15 earnings call and PLP analysis

x. McKinsey & Company, "Semiconductors in China: Brave new world or same old story?"; August 2014

xi. http://www.usito.org/news/miit-announces-formation-national-ic-investment-fund

xii. EE Times, "Can China Buy Its Way Into Global IC Industry", September 4, 2014 (www.eetimes.com/document.asp?doc_id=1323760)

xiii. Company filings and PLP analysis

xiv. Company filings

PLEASANT LAKE PARTNERS
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Important Disclosures

Certain information reflected in this presentation is derived from Magnachip's public filings, reported results, and third party sources. While Pleasant Lake Partners ("Pleasant Lake" or "PLP") has no reason to believe such information to be inaccurate, PLP has not and in general is not in the position to be able to verify such information, and readers should take that into account when evaluating this information. Certain other information is based on PLP's analysis of available information and represents PLP's views as to valuation, potential future performance and other measures. While PLP believes such information and analysis to be reasonable as of the date of this presentation, actual results or performance may differ materially from those reflected in this presentation. In addition, to the extent any information or assumptions used in such analysis change or are incomplete or inaccurate or inappropriate, it will impact PLP's analysis and conclusions.

The information, analysis and recommendations in this presentation reflect PLP's current views as to the matters discussed and presented, but may change over time. PLP undertakes no obligation (express or implied) to update or supplement any or all of this information, except to the extent required by applicable law. Readers are cautioned not to unduly rely on the information, analysis and recommendations in this presentation, and should conduct their own independent investigation and analysis of the matters presented, and any other facts or information deemed relevant to such reader's investment decisions. The information contained herein has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any security or to participate in any investment.

Certain names of third parties and information referenced in this presentation may be trademarked, copyrighted or otherwise owned by third parties. PLP believes the references to such names and the use of such information constitute fair use and otherwise is permissible under applicable law, but PLP has neither sought nor obtained permission to reference such names or information.